EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2009, relating to the consolidated financial statements and financial statement schedule of Kimberly-Clark Corporation and subsidiaries (the “Corporation”) (which report expresses an unqualified opinion on those consolidated financial statements and the related financial statement schedule and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, on January 1, 2008, and the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, on January 1, 2007) and the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Corporation for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP Dallas, Texas
September 18, 2009